CORINDUS VASCULAR ROBOTICS, INC. 8-K

Exhibit 10.2

Siemens Healthineers AG, SHS BF, Karlheinz-Kaske-Str. 5, 91052 Erlangen	Name	Dr. Jochen Schmitz
	Abteilung	SHS BF

	Telefon	+49 (9131) 84-8390
Corindus Vascular Robotics, Inc.	E-Mail	jochen.schmitz@siemens-healthineers.com
Att. Jeffrey C. Lightcap
309 Waverley Oaks Road, Suite 105	Datum	7 August 2019
Waltham, MA 02452
United States of America

Letter of Support

Dear Mr.Lightcap,
Dear Sir, Madam,

In connection with the Agreement and Plan of Merger, dated August 7, 2019, by and among Siemens Medical Solutions USA, Inc., (“Parent”) which is an indirect wholly owned subsidiary of Siemens Healthineers AG, a company duly organized under the laws of Germany, Corpus Merger, Inc., and Corindus Vascular Robotics, Inc., (“Corindus”) (the “Merger Agreement”), as an inducement for Corindus to enter into the Merger Agreement, Siemens Healthineers AG is providing this Letter of Support. All capitalized terms used and not defined herein shall have the same meaning as ascribed to them in the Merger Agreement.

1. Definitions: In this Letter of Support, the following definitions apply:

“Obligations” means all monetary obligations and liabilities of Parent to Corindus in accordance with, and arising from, the Merger Agreement, including, but not limited to, the payment obligations set forth in Article II of the Merger Agreement and any and all monetary damages that may be awarded to Corindus as a result of any breach by Parent of the Merger Agreement, but excluding the indemnification obligations set forth in Section 5.6 of the Merger Agreement, up to the maximum amount equivalent to the Aggregate Merger Consideration.

“Effective Date” means the date on which Siemens Healthineers AG has received Corindus’ acceptance of this Letter of Support.

2. Commitment to Support: Siemens Healthineers AG hereby agrees, guarantees and commits to the complete payment and discharge of all Obligations of Parent.

If Parent defaults in the due and punctual payment of the Obligations, Corindus shall be entitled to seek satisfaction and payment of such Obligations directly against Siemens Healthineers AG in writing in accordance with, and subject to, the terms and conditions of the Merger Agreement after Corindus has first made written demand for satisfaction and payment of the relevant Obligations to Parent and the expiry of a grace period of thirty (30) days. Corindus agrees to promptly notify Siemens Healthineers AG in writing and in reasonable detail of any non-fulfilment of any Obligations by Parent. Siemens Healthineers AG may raise all objections and defences Parent may have under the Merger Agreement or otherwise and may assume all such rights of set off, defence, counterclaim, limitation and/or exclusion of liability as the Parent may have against Corindus pursuant to the Merger Agreement or otherwise.

Corindus shall not be obliged, before taking steps to enforce any of its rights and remedies under this Letter of Support, to: (a) take any action or obtain judgment in any court against Parent; (b) make or file any claim in a bankruptcy, liquidation, administration or insolvency of Parent; or (c) enforce or seek to enforce any claim, right or remedy against Parent.

Siemens Healthineers AG Vorsitzender des Aufsichtsrats: Michael Sen; Vorstand: Bernhard Montag, Vorsitzender; Mitglieder: Jochen Schmitz, Michael Reitermann	Karlheinz-Kaske-Str. 5 91052 Erlangen Deutschland	Tel.: +49 (9131) 84 0 www.siemens-healthineers.com
Sitz der Gesellschaft: München, Deutschland; Registergericht: München, HRB 237558

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Brief vom 7 August 2019

3. Term: This Letter of Support shall be effective as of the Effective Date. This Letter of Support and any obligations of Siemens Healthineers AG as set out in this Letter of Support will terminate on the earlier of (a) when all of the Obligations under this Letter of Support have been paid, observed or satisfied in full or (b) 7 September 2020, unless and to the extent (i) Corindus has sought satisfaction and payment of due Obligations against Siemens Healthineers AG in writing pursuant to the requirements set out in Clause 2; and (ii), as of 7 September, 2020, Corindus has instituted or filed a Proceeding related to such Obligations against Siemens Healthineers AG in a court of competent jurisdiction; under these circumstances Siemens Healthineers AG’s obligations hereunder shall to such extent not terminate on 7 September, 2020, but shall remain in full force and effect until such Proceeding has been fully and finally resolved by a final and non-appealable judgment from a court of competent jurisdiction or finally settled in a settlement agreement.

4. Miscellaneous:

No modification to this Letter of Support will be binding unless it is made and agreed by the parties hereto in writing. This Letter of Support is the parties’ entire agreement relating to the subject matter herein.

Corindus may not assign any of its rights under this Letter of Support without the prior written consent of Siemens Healthineers AG. Any person who is not a party to this Letter of Support shall have no right under it. Corindus will immediately return the original of this Letter of Support if this Letter of Support is replaced or has otherwise terminated, expired or been released.

5. Notices: Unless otherwise instructed in writing, please address any and all notices relating to this Letter of Support exclusively to:

Siemens Healthineers AG

 c/o Siemens Healthcare GmbH,

Att. Dagmar Munani, SHS LC, and Marco Stülpner, SHS M&A

Karlheinz-Kaske-Str. 5, 91052 Erlangen, Germany

Email: dagmar.mundani@siemens-healthineers.com

marco.stuelpner@siemens-healthineers.com

6. Governing law, interpretation, jurisdiction: This Letter of Support is governed by the laws of Germany (to the exclusion of its conflict of laws rules). This Letter of Support and its terms shall be construed according to the laws of Germany. If the legal meaning of a term ascribed to such term in English law or legal terminology differs from the legal meaning in German law or legal terminology, the German meaning will prevail. German legal concepts which are addressed in English language in this Letter of Support will be interpreted pursuant to German law and not with a view to the meaning of such English terms in any other jurisdiction.

All disputes, claims, controversies and disagreements relating to or arising in connection with this Letter of Support, or its subject matter shall be subject to the exclusive jurisdiction of the courts of Germany.

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Brief vom 7 August 2019

[signature page Letter of Support]

Siemens Healthineers AG

/s/ Jochen Schmitz	/s/ Marco Stulpner
Dr. Jochen Schmitz, CFO	Marco Stülpner, SHS M&A

Accepted: Corindus Vascular Robotics, Inc.

Waltham, MA, USA 8/7/2019	/s/ Mark J. Toland
Place and Date	(Signature)	(Signature)

Mark J. Toland
	(Name of Signatory	(Name of Signatory
	in capital letters)	in capital letters)

CEO and President
	(Function of Signatory	(Function of Signatory
	in capital letters)	in capital letters)

First copy for Corindus Vascular Robotics, Inc.

Second copy for Siemens Healthineers AG

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